Registration No. 333‑219296

Registration No. 333‑220853

Registration No. 333‑224934

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S‑8 REGISTRATION STATEMENT NO. 333‑219296

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S‑8 REGISTRATION STATEMENT NO. 333‑220853

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S‑8 REGISTRATION STATEMENT NO. 333‑224934

UNDER THE SECURITIES ACT OF 1933

MAXAR TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	83‑2809420
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

1300 W. 120th Avenue

Westminster, Colorado 80234

(Address of Principal Executive Offices including Zip Code)

MacDonald, Dettwiler and Associates Ltd. Directors’ Deferred Share Unit Plan

MDA Employee Share Purchase Plan

MacDonald, Dettwiler and Associates Ltd. 2014 Long Term Incentive Plan

MacDonald, Dettwiler and Associates Ltd. 2015 Long Term Incentive Plan

MacDonald, Dettwiler and Associates Ltd. 2016 Long Term Incentive Plan

Maxar Technologies Ltd. Employee Stock Option Plan

Maxar Technologies Ltd. Omnibus Equity Incentive Plan

MacDonald, Dettwiler and Associates Ltd. 2017 Long Term Incentive Plan

(Full title of the plans)

Michelle Kley

Senior Vice President, General Counsel and Corporate Secretary

Maxar Technologies Inc.

1300 W. 120th Avenue

Westminster, Colorado 80234

(303) 684‑4000

Copy To:

Luke J. Bergstrom

Mark M. Bekheit

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Telephone: (650) 328‑4600

Facsimile: (650) 463‑2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.  Check one:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of Securities to be	to be	Offering Price	Aggregate	Amount of
Registered	Registered (1)	Per Share	Offering Price	Registration Fee (1)
Shares of common stock, par value $0.0001 per share, of Maxar Technologies Inc., a Delaware corporation (1)	N/A	N/A	N/A	N/A

(1)No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statements on Form S‑8 (File Nos. 333‑219296, 333‑220853 and 333‑224934). Therefore no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Maxar Technologies Inc., a Delaware corporation (“Maxar U.S.” or the “Registrant”), as successor issuer to Maxar Technologies Ltd., a corporation existing under the laws of the Province of British Columbia (“Maxar Canada”). On January 1, 2019, Maxar U.S. and Maxar Canada completed a statutory plan of arrangement under Section 288 of the Business Corporations Act (British Columbia) (the “Plan of Arrangement”), pursuant to which  Maxar U.S. became the ultimate parent company of Maxar Canada and its subsidiaries as part of Maxar Canada’s previously announced intention to domesticate to the United States (the “U.S. Domestication Transaction”).  Pursuant to the Plan of Arrangement, Maxar U.S. directly acquired all of the issued and outstanding shares of Maxar Canada, and in exchange, former Maxar Canada shareholders will be entitled to receive one share of common stock of Maxar U.S. per common share of Maxar Canada.

In connection with the U.S. Domestication Transaction, Maxar U.S. is assuming or, with respect to Restricted Share Units and Deferred Share Units, has agreed to settle in shares of Maxar U.S. common stock, awards granted and the remaining shares available for issuance under Maxar Canada’s incentive plans and has amended such plans and awards as necessary to provide for the issuance of shares of Maxar U.S. common stock rather than the common shares of Maxar Canada upon the exercise or settlement of awards. This Post-Effective Amendment pertains to the adoption by the Company of the following registration statements on Form S‑8 (collectively, the “Registration Statements”): (i) Registration No. 333‑219296; (ii) Registration No. 333‑220853; and (iii) Registration No. 333‑224934. Maxar U.S. hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Post-Effective Amendment constitutes Post-Effective Amendment No. 1 to each of the Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

Maxar U.S. hereby incorporates by reference the following documents previously filed with the U.S. Securities and Exchange Commission (the “SEC”) (only to the extent “filed” and not “furnished” in accordance with SEC rules):

(a)	Annual Report of Maxar Canada on Form 40‑F for the fiscal year ended December 31, 2017, filed with the SEC on March 29, 2018;
(b)

Maxar Canada’s Reports of Foreign Issuer on Form 6‑K filed with the SEC on November 19, 2018, November 13, 2018, November 6, 2018, October 31, 2018 (excluding Exhibit 99.1), October 16, 2018, October 9, 2018, September 6, 2018, September 6, 2018, September 5, 2018, August 24, 2018, August 15, 2018, August 7, 2018, July 31, 2018 (excluding Exhibit 99.1), July 17, 2018, July 12, 2018, June 15, 2018, May 14, 2018 and May 9, 2018 (excluding Exhibit 99.1);

(c)

The description of Maxar U.S.’s common stock which is contained in Maxar U.S.’s Current Report on Form 8‑K filed on January 2, 2019 pursuant to Rule 12g‑3(a) promulgated under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports that Maxar U.S. subsequently files pursuant to Sections 13(a) and 13(c), 14 and 15(d) of the Exchange Act, after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to this Post-Effective Amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such reports and documents. Unless expressly incorporated in this Post-Effective Amendment, a report furnished on Form 8‑K shall not be incorporated by reference into this Post-Effective Amendment.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Maxar U.S. certificate of incorporation provides that its directors and officers will be indemnified by Maxar U.S. to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses, liabilities and loss incurred in connection with their service as a director or officer on behalf of the corporation.

As permitted by Section 102(b)(7) of the DGCL, the Maxar U.S. certificate of incorporation provides that a director of Maxar U.S. shall not be personally liable to Maxar U.S. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability.

Maxar U.S. has also authorized the entry into indemnification agreements with its directors and officers. The indemnification agreements provide Maxar U.S.’s directors and officers with further indemnification, to the maximum extent permitted by the DGCL.

As permitted by Section 145(g) of the DGCL, Maxar U.S. also maintains a directors’ and officers’ insurance policy which insures the directors and officers of Maxar U.S. against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Maxar U.S. certificate of incorporation, bylaws or otherwise.

Item 7.Exemption from Registration Claimed.

Not Applicable.

Item 8.Exhibits.

See Index to Exhibits herein.

Item 9.Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT

4.1	Amended and Restated Certificate of Incorporation of Maxar Technologies Inc. (incorporated by reference to Exhibit 3.1 of Maxar U.S.’s Form 8‑K12B filed with the SEC on January 2, 2019).

4.2	Amended and Restated Bylaws of Maxar Technologies Inc. (incorporated by reference to Exhibit 3.2 of Maxar U.S.’s Form 8‑K12B filed with the SEC on January 2, 2019).

4.3

MacDonald, Dettwiler and Associates Ltd. 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 4.6 of MacDonald, Dettwiler and Associates Ltd.’s Registration Statement on Form S‑8 (SEC File No. 333‑219296) filed with the SEC on July 14, 2017).

4.4

MacDonald, Dettwiler and Associates Ltd. 2015 Long Term Incentive Plan (incorporated by reference to Exhibit 4.7 of MacDonald, Dettwiler and Associates Ltd.’s Registration Statement on Form S‑8 (SEC File No. 333‑219296) filed with the SEC on July 14, 2017).

4.5

MacDonald, Dettwiler and Associates Ltd. 2016 Long Term Incentive Plan (incorporated by reference to Exhibit 4.8 of MacDonald, Dettwiler and Associates Ltd.’s Registration Statement on Form S‑8 (SEC File No. 333‑219296) filed with the SEC on July 14, 2017).

4.6

Maxar Technologies Ltd. Employee Stock Option Plan (incorporated by reference to Exhibit 4.2 of Maxar Canada’s Registration Statement on Form S‑8 (SEC File No. 333‑220853) filed with the SEC on October 6, 2017).

4.7

Maxar Technologies Ltd. Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 4.3 of Maxar Canada’s Registration Statement on Form S‑8 (SEC File No. 333‑220853) filed with the SEC on October 6, 2017), as amended by the Amendment to the Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 4.3 of Maxar Canada’s Registration Statement on Form S‑8 (SEC File No. 333‑224934) filed with the SEC on May 15, 2018).

4.8

MacDonald, Dettwiler and Associates Ltd. 2017 Long Term Incentive Plan (incorporated by reference to Exhibit 4.4 of Maxar Canada’s Registration Statement on Form S‑8 (SEC File No. 333‑220853) filed with the SEC on October 6, 2017).

4.9*	Amended MacDonald, Dettwiler and Associates Ltd. Directors’ Deferred Share Unit Plan.

4.10*	Amendment to MacDonald, Dettwiler and Associates Ltd. 2014 Long Term Incentive Plan.

4.11*	Amendment to MacDonald, Dettwiler and Associates Ltd. 2015 Long Term Incentive Plan.

4.12*	Amendment to MacDonald, Dettwiler and Associates Ltd. 2016 Long Term Incentive Plan.

4.13*	Amendment to Maxar Technologies Ltd. Omnibus Equity Incentive Plan.

4.14*	Amendment to MacDonald, Dettwiler and Associates Ltd. 2017 Long Term Incentive Plan.

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered.

23.1*	Consent of KPMG LLP.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Colorado, on this 2nd day of January 2019.

MAXAR TECHNOLOGIES INC.

By:	/s/ Howard L. Lance
Howard L. Lance
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Howard L. Lance, Biggs C. Porter and Michelle Kley, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statements amended by this Post-Effective Amendment, and to file this Post-Effective Amendment, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Howard L. Lance	President and Chief Executive Officer and Director	January 2, 2019
Howard L. Lance	(Principal Executive Officer)

/s/ Biggs C. Porter	Executive Vice President and Chief Financial Officer	January 2, 2019
Biggs C. Porter	(Principal Financial Officer)

/s/ Jose A. Torres, Jr.	Senior Vice President and Chief Accounting Officer	January 2, 2019
Jose A. Torres, Jr.	(Principal Accounting Officer)

/s/ Howell M. Estes, III	Chair of the Board of Directors	January 2, 2019
Howell M. Estes, III

/s/ Robert L. Phillips	Director	January 2, 2019
Robert L. Phillips

/s/ Dennis H. Chookaszian	Director	January 2, 2019
Dennis H. Chookaszian

/s/ Lori B. Garver	Director	January 2, 2019
Lori B. Garver

/s/ Joanne O. Isham	Director	January 2, 2019
Joanne O. Isham

/s/ C. Robert Kehler	Director	January 2, 2019
C. Robert Kehler

/s/ Brian G. Kenning	Director	January 2, 2019
Brian G. Kenning

/s/ L. Roger Mason, Jr.	Director	January 2, 2019
L. Roger Mason, Jr.

/s/ Eric J. Zahler	Director	January 2, 2019
Eric J. Zahler

/s/ Nick S. Cyprus	Director	January 2, 2019
Nick S. Cyprus